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                            THE MARQUEE GROUP, INC.
                              888 Seventh Avenue
                           New York, New York 10019


                                              July 18, 1997
Mr. William Allard
c/o ProServ, Inc.
1101 Wilson Boulevard, Suite 1800
Arlington, Virginia 22209


Dear Bill:

         As you know, we have been in active negotiations concerning your employment by The Marquee Group ("Marquee") in anticipation of Marquee's purchase of ProServ, Inc. Although we have now reached agreement, it appears that we will not have sufficient time to revise and finalize your Employment Agreement prior to the filing of our securities documents. Accordingly, by our signatures below, you and we agree that the following are the principal terms and conditions of your employment by Marquee and for the purchase of your shares in ProServ. This letter will serve as a binding agreement between us unless and until it is supplemented by a formal Employment Agreement. (Unless defined in this letter, capitalized terms below follow the definitions in the draft Employment Agreement which we sent to you on July 1, 1997 (the "July 1 Draft")).

         Term.

         The term of your employment will commence on the Effective Date and terminate on December 31, 2000. Neither party will have a contractual right to an Extension Term.

         Title and Duties.

         You will serve as "President and Chief Operating Officer" of ProServ. You will report directly to the CEO of Marquee. You will also serve as a "Managing Director" of ProServ, and you will be a member of the Marquee board of directors. As Chief Operating Officer, you duties will include operating control, including authority over hiring and firing, budget development and control, event planning and commitments, promotional matters, new venues, and administrative matters.

         Compensation.

         (a) Your base compensation will be $300,000 per year. (Your base compensation will be paid pro rata over the stub year in calendar 1997).



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Robert M. Gutkowski
July 18, 1997
Page 2

         (b)      Your bonus formula will be:

                  (i) $100,000 for each fiscal year (i.e., January 1 - December 31) in which ProServ achieves either 75% of its budgeted Operating Income ("BOI") or 90% of its budgeted Revenue:

                  (ii) $150,000 for each fiscal year in which ProServ achieves either 90% of its BOI or 100% of its budgeted Revenue;

                  (iii) $200,000 for each fiscal year in which ProServ achieves either 100% of its BOI or 110% of its budgeted Revenue;

                  (iv)     10% off all Operating Income about 110% of BOI.

         1997 Bonus.

         You will receive on December 31, 1997, a bonus of $25,000 for your performance for calendar/fiscal 1997.

         Options.

         You will receive the following stock options for Marquee's Class A Common Stock:

                  (i) One the Effective Date, stock options for 25,000 shares;

                  (ii) On each anniversary of the Effective Date, stock options for 25,000 shares;

                  (iii) Within 60 days after each fiscal year, if ProServ has achieved 90% of its BOI during that fiscal year or 110% of budgeted Revenue, stock options to purchase 5,000;

                  (iv) Within 60 days after each fiscal year, if ProServ has achieved 100% of its BOI during that fiscal year or 110% of budgeted Revenue, stock options to purchase 5,000 shares (in addition to the 5,000 shares for 90% of BOI).

All stock options will be issued pursuant to a qualified plan, bear an exercise price based upon the closing price of Marquee's stock on the date of issuance, shall vest on the date of issuance, and shall be exercisable for 10 years.



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Robert M. Gutkowski
July 18, 1997
Page 3

         Sale of ProServ Stock.

         You agree to sell and we agree to purchase, on or before the Effective Date, all of your stock and stock options in ProServ, for the purchase price of $605,040, payable in cash.

         Noncompetition Covenants.

         You and we agree that the Restrictive Covenants, as drafted in
Section 8 of the July 1 Draft, shall not apply if (i) your employment is terminated without cause, or (ii) your employment agreement expires without renewal. If your employment is terminated during the term for cause, the Company may, but shall not be obligated to trigger a one-year covenant by you, under the terms of Section 8(b) of the July 1 Draft. If the Company opts to bind you to these covenants, it will pay you $150,000 in consideration for your compliance with those covenants.

         Severance.

         If your employment is terminated without cause, the Company will pay you the greater of (i) the balance of the obligations owed to you under this letter or your employment agreement, or (ii) one year's base compensation, provided, however, that if you receive severance compensation from the Company relating to the period after December 31, 2000, and you obtain other employment, any amounts earned by you after December 31, 2000 will be credited against the such severance payments. (If you are terminated without cause, you will in all events receive full payment of obligations owed to you through December 31, 2000 without set-off). If you employment is terminated with cause, you will not be entitled to this severance minimum.

         Cause for Termination.

         The Company shall have the right to terminate your employment for "Cause" only under the terms of Sections 9(a)B), (D) and (E) of the July 1 Draft. (Sections 9(A) and (C) of Section 9(a) shall not apply to your employment, and, if and when we execute a final Employment Agreement, they will be deleted).




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Robert M. Gutkowski
July 18, 1997
Page 4
         Other Benefits

         You will receive such other benefits as are provided from time-to-time to senior executives of the Company.

         We look forward to a long and profitable association with you.

                                             Sincerely,

                                             THE MARQUEE GROUP, INC.



                                             By: /s/ Robert M. Gutkowski
                                                ---------------------------
                                                 Robert M. Gutkowski
                                                 President




Agreed and accepted this 18th day of July, 1997:


   /s/ William Allard
-----------------------
William Allard